Exhibit 99.1

NEWS RELEASE
100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
NOBLE ENERGY ANNOUNCES FIRST QUARTER 2007 RESULTS
HOUSTON (May 3, 2007) — Noble Energy, Inc. (NYSE: NBL) today reported first quarter 2007 net income of $211.8 million, or $1.24 per basic share. Discretionary cash flow (non-GAAP measure, see Schedule 3 — Determination of Discretionary Cash Flow and Reconciliation) for the first quarter was $448.3 million. Net cash provided by operating activities was $422.3 million. Capital expenditures for the quarter totaled $284.3 million.
Noteworthy items for the first quarter 2007 include:
•	First crude oil production from the Dumbarton development in the U.K. sector of the North Sea

•	Successful appraisal of the Flyndre prospect in the U.K. sector of the North Sea

•	Net production in Israel increased 25 percent to 103 million cubic feet per day (MMcfpd)

•	Completed the Mari-B #7 development well in Israel with gross deliverability in excess of 180 MMcfpd

•	Completed the $500 million common stock buyback program, resulting in a total of 10.4 million shares acquired at an average price of $48.17 per share

•	Severe winter weather onshore North America caused temporary production shut-ins of approximately 7,000 barrels of oil equivalent per day (Boepd)
First quarter 2007 results included deferred compensation expense of $11.6 million pretax ($7.2 million after tax). Excluding the effects of deferred compensation, first quarter adjusted net income (a non-GAAP measure) would have been $219.0 million, or $1.28 per basic share (see Note 1 below).
Charles D. Davidson, the company’s Chairman, President and CEO, said, “The excellent first quarter 2007 financial and operating results from Noble Energy reflect strong contributions from all of our programs including North America, West Africa, Europe, the Middle East, South America and Asia. Despite the severe winter weather impacts we experienced in the Rocky Mountains during the quarter, our diversified portfolio enabled us to produce solid earnings per share and cash flow. With North America now at full production and our Dumbarton development on line, we are well positioned to continue delivering solid results for our shareholders throughout 2007 and for the long-term.”
First quarter 2007 production was 187,588 Boepd, an increase of 4.5 percent compared to 179,554 Boepd for the same period last year. During the first quarter 2007, severe winter weather in the Rocky Mountains cost the company approximately 7,000 Boepd of production in North America. Excluding the effects of severe weather, first quarter 2007 production would have been approximately 194,500 Boepd. In addition, first quarter 2006 production included approximately 18,400 Boepd from the Gulf of Mexico shelf assets, which were sold in 2006. Excluding the effects of severe weather, and adjusting for the Gulf of Mexico shelf assets sale, first quarter 2007 production would have increased approximately 20 percent compared to the same period last year on a pro forma basis. Daily production during the first quarter exceeded sales volumes by 5,454 Boepd, primarily because of the timing of liftings in Equatorial Guinea.
NORTH AMERICA
North America reported pre-tax operating income for the first quarter of $217.5 million, an increase of $16.1 million, or eight percent, compared to operating income of $201.4 million for the first quarter last year.

North America production was 113,622 Boepd in the first quarter 2007 compared to 114,296 for first quarter last year. The decline in production compared to last year was the result of severe winter weather and the Gulf of Mexico shelf asset sale, offset by production growth in the company’s core D-J basin and deepwater Gulf of Mexico areas.
Operations benefited from higher realized prices during the quarter. The average liquids price was $46.42 per Bbl compared to $42.20 per Bbl during the first quarter of 2006. The average realized natural gas price was $8.24 per Mcf compared to $6.96 per Mcf last year. Oil and gas revenues were positively impacted by $51.0 million attributable to previously recognized losses for hedge contracts that were re-designated concurrent with the 2006 Gulf of Mexico shelf asset sale (see Schedule 6 — Impact of Loss Associated with Gulf of Mexico Shelf Asset Sale).
During the first quarter, the company had 20 drilling rigs running onshore (10 in the Rocky Mountains, six in the Mid-continent and four in the Gulf Coast) and 50 workover rigs (34 in the Rocky Mountains, 10 in the Mid-continent and six in the Gulf Coast). During 2007, Noble Energy plans to drill 1,072 gross onshore wells, of which 36 will be in the Gulf Coast, 878 will be in the Rocky Mountains and 158 will be in the Mid-continent. The company also plans to complete 427 refrac, trifrac, deepening and recompletion gross projects in 2007, most of which will be in the Wattenberg field.
INTERNATIONAL OPERATIONS
International operations reported operating income for the first quarter of $154.2 million compared to $211.3 million in the first quarter last year. Lower first quarter 2007 international operating income resulted primarily from a 3,644 Boepd decline in sales volumes to 68,513 Boepd from 72,157 Boepd last year. The decline in sales volumes was due to the timing of liftings in Equatorial Guinea, partially offset by increased North Sea sales from Dumbarton.
First quarter 2007 international production was 73,966 Boepd, an increase of 13 percent, compared to 65,257 Boepd for the first quarter of 2006. The increase in international production was primarily due to the startup of the Dumbarton development in the North Sea and increased natural gas sales in Israel.
West Africa
Total operating income in Equatorial Guinea for the first quarter was $83.4 million compared to $147.9 million for the same period last year. The decline in operating income resulted from lower sales volumes, which declined 12,007 Boepd compared to the first quarter last year due to over-lifting production in that quarter versus under-lifting in the most recent quarter. Production was comparable during both periods.
Alba field condensate and natural gas sales (exclusive of Alba Plant, LLC and methanol operations) accounted for $37.9 million, or 45 percent, of operating income from Equatorial Guinea. Included in the West Africa results was $15.8 of pretax dry hole expense associated with the Adriana Southwest exploration well. Alba Plant LLC reported $20.8 million of income from LPG and condensate sales, net to Noble Energy’s interest, compared to $27.1 million for the first quarter 2006. The decrease in operating income for Alba Plant LLC reflects lower plant sales and lower realized prices.
Income from methanol operations nearly doubled to $24.8 million, net to Noble Energy’s interest, compared to $12.5 million during the first quarter 2006. The company’s share of methanol sales volumes was 39.7 million gallons compared to the previous year’s 34.1 million gallons. Last year’s first quarter sales were below normal levels due to an inventory buildup in preparation for a plant turnaround. First quarter realized methanol prices were a record $1.22 per gallon, compared to 82 cents per gallon for the same period last year.
North Sea
In the North Sea, operating income for the first quarter of 2007 was $32.2 million compared to $25.7 million the previous year, resulting primarily from higher crude sales due to the start up of the Dumbarton development. Dumbarton commenced production in late January 2007 with production expected to average 9,000 Boepd, net, during the year.

During the first quarter 2007, Noble Energy was awarded two new licenses in the Norwegian sector of the North Sea. Both licenses are non-operated and were the result of successful applications in Norway’s APA 2006 bid round. One exploration well is expected to be drilled in 2008.
Israel
First quarter operating income was $19.7 million compared to $14.7 million for the same period in 2006. Natural gas sales, net to Noble Energy, averaged 103.1 MMcfpd for the first quarter 2007, compared to 82.6 MMcfpd the previous year. The increased natural gas sales volumes reflect increased seasonal demand for electricity and a full quarter of sales to Israeli Electric Company’s Reading power plant in Tel Aviv.
Argentina, China, Ecuador and Suriname
Argentina, China, Ecuador and Suriname combined recorded first quarter 2007 operating income of $18.9 million compared to $23.0 million for first quarter last year.
In China, first quarter operating income was $10.6 million. Net production in China averaged 4,195 barrels of oil per day for the first quarter. In Argentina, first quarter operating income was $2.7 million, and net production averaged 3,064 Boepd.
The Machala power plant reported operating income of $7.1 million for the first quarter. For the quarter, 266,648 megawatt-hours were produced at an average price of 8.7 cents per kilowatt-hour.
Note1 — Adjusted net income should not be considered a substitute for net income as reported in accordance with GAAP. Noble Energy is providing adjusted net income for comparison purposes to prior periods and to earnings forecasts prepared by analysts and other third parties. Management believes and certain investors may find that adjusted net income is beneficial in evaluating Noble Energy’s financial performance.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan Basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, the Mediterranean Sea, the North Sea, West Africa and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We may use certain terms in this press release, such as “resources,” “estimated resource range,” “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.

Schedule 1
Noble Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenues
Oil and gas sales	$667,042	$646,252
Income from equity method investments	45,563	39,650
Other revenues	29,940	26,095

Total Revenues	742,545	711,997

Costs and Expenses
Lease operating costs	78,875	82,193
Production and ad valorem taxes	25,167	25,453
Transportation costs	11,034	5,061
Exploration costs	45,241	32,022
Depreciation, depletion and amortization	163,960	124,465
General and administrative	45,089	35,398
Accretion of discount on asset retirement obligations	2,387	3,318
Interest, net of amount capitalized	26,872	33,168
Other expense, net	40,068	21,566

Total Costs and Expenses	438,693	362,644

Income Before Taxes	303,852	349,353
Income Tax Provision	92,040	123,266

Net Income	$211,812	$226,087

Earnings Per Share
Basic	$1.24	$1.28
Diluted	$1.22	$1.26

Weighted average number of shares outstanding
Basic	170,844	176,136
Diluted	173,043	180,099

Schedule 2
Noble Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, Except Share Amounts)

	(Unaudited)
	March 31,	December 31,
	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$249,219	$153,408
Accounts receivable — trade, net	633,250	586,882
Probable insurance claims	72,160	101,233
Deferred income taxes	51,247	99,835
Other current assets	89,333	127,188

Total current assets	1,095,209	1,068,546
Property, plant and equipment
Oil and gas properties (successful efforts method of accounting)	9,114,554	8,867,639
Other property, plant and equipment	81,535	79,646

	9,196,089	8,947,285
Accumulated depreciation, depletion and amortization	(1,936,758)	(1,776,528)

Total property, plant and equipment, net	7,259,331	7,170,757
Other noncurrent assets	579,437	568,032
Goodwill	767,214	781,290

Total Assets	$9,701,191	$9,588,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable — trade	$530,290	$518,609
Derivative instruments	330,586	254,625
Income taxes	134,698	107,136
Short-term borrowings	100,000	—
Asset retirement obligations	31,204	68,500
Other current liabilities	188,641	235,392

Total current liabilities	1,315,419	1,184,262
Deferred income taxes	1,704,274	1,758,452
Asset retirement obligations	120,884	127,689
Derivative instruments	293,150	328,875
Other noncurrent liabilities	300,069	274,720
Long-term debt	1,800,879	1,800,810

Total Liabilities	5,534,675	5,474,808

Commitments and Contingencies

Shareholders’ Equity
Preferred stock — par value $1.00; 4,000,000 shares authorized, none issued	—	—
Common stock — par value $3.33 1/3; 250,000,000 shares authorized; 190,103,659 and 188,808,087 shares issued, respectively	633,681	629,360
Capital in excess of par value	2,063,018	2,041,048
Accumulated other comprehensive loss	(211,436)	(140,509)
Treasury stock, at cost: 18,580,865 and 16,574,384 shares, respectively	(612,976)	(511,443)
Retained earnings	2,294,229	2,095,361

Total Shareholders’ Equity	4,166,516	4,113,817

Total Liabilities and Shareholders’ Equity	$9,701,191	$9,588,625

Schedule 3
Noble Energy, Inc. and Subsidiaries
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(In Thousands)
(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006

Net income	$211,812	$226,087
Adjustments to reconcile net income to discretionary cash flow:
Depreciation, depletion and amortization — oil and gas production	163,960	124,465
Depreciation, depletion and amortization — electricity generation	3,472	4,151
Exploration costs	45,241	32,022
Interest capitalized	(3,649)	(1,455)
Income from equity method investments	(45,563)	(39,650)
Distributions and dividends from equity method investees	52,693	56,023
Deferred compensation adjustment	11,649	9,176
Deferred income taxes	47,720	55,460
Accretion of discount on asset retirement obligations	2,387	3,318
Allowance for doubtful accounts	4,682	—
Stock-based compensation expense	5,447	3,154
(Gain) loss on derivative instruments [1]	(52,035)	30,686
Other, net	494	581

Discretionary Cash Flow [2]	448,310	504,018

Reconciliation to Operating Cash Flows:
Net changes in working capital	(4,090)	83,678
Cash exploration costs	(25,006)	(19,148)
Capitalized interest	3,649	1,455
Distributions from equity method investees	—	(47,023)
(Gain) Loss on disposal of assets	(5,152)	—
Other adjustments to reconcile discretionary cash flow to operating cash flows	4,609	4,529

Net Cash Provided by Operating Activities	$422,320	$527,509

[1]	Includes $51,029 related to hedge contracts that were re-designated at the time of the Gulf of Mexico Shelf Asset Sale and settled during first quarter 2007. See Schedule 6 — PreTax Cash Flow Hedges Earnings Impact.

[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, management believes it is a good tool for internal use and the investment community in evaluating the Company’s overall financial performance. Among management, professional research analysts, portfolio managers and investors following the oil and gas industry, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

Schedule 4
Noble Energy, Inc
Income Before Income Taxes
(Dollars in thousands, except realized prices)
(Unaudited)
Three Months Ended 3/31/07

			North		West		North		Other		Corporate
		Consolidated	America		Africa		Sea	Israel	Int'l	[1]	& Other	[2]

Revenues
Oil sales		$333,145	$190,400		$61,941		$51,274	$—	$29,530		$—
Gas sales		333,896	302,835		1,796	[3]	3,887	25,375	3		—
Equity investee liquids sales		—	—		28,096		—	—	—		(28,096)
Equity investee methanol sales		—	—		48,291		—	—	—		(48,291)
Gathering, marketing and processing		6,716	—		—		—	—	—		6,716
Electricity sales		23,225	—		—		—	—	23,225		—
Income from equity method investments		45,563	—		—		—	—	—		45,563

Total Revenues		742,545	493,235		140,124		55,161	25,375	52,758		(24,108)

Costs and expenses
Oil and gas operating costs		74,920	55,165		6,691		6,060	2,136	4,720		148
Workover and repair expense		3,955	3,829	[7]	—		—	—	126		—
Production and ad valorem taxes		25,167	20,467		—		—	—	4,538		162
Transportation		11,034	7,798		—		2,474	—	762		—
Oil and gas exploration		45,241	23,165		16,768		1,555	178	842		2,733
Gathering, marketing and processing		5,016	—		—		—	—	—		5,016
Equity investee liquids expense		—	—		7,286		—	—	—		(7,286)
Equity investee methanol expense		—	—		23,538		—	—	—		(23,538)
Electricity generation		16,093	—		—		—	—	16,093		—
DD&A		163,960	137,821		3,242		11,655	3,711	5,862		1,669
Impairment of operating assets		—	—		—		—	—	—		—
General and administrative		45,089	16,692		561		1,190	14	533		26,099
Accretion expense		2,387	1,871		26		336	112	42		—
Interest expense, net		26,872	—		—		—	—	—		26,872
Deferred compensation		11,649	—		—		—	—	—		11,649
(Gain) loss on derivative instruments		(1,005)	(1,005)		—		—	—	—		—
Loss on involuntary conversion		13,115	13,115		—		—	—	—		—
(Gain) loss on sale of assets		(5,152)	(5,226)		—		—	74	—		—
Other expense (income), net		352	2,036		(1,434)		(270)	(532)	313		239

Total Costs and Expenses		438,693	275,728		56,678		23,000	5,693	33,831		43,763

Operating Income (Loss)		$303,852	$217,507		$83,446		$32,161	$19,682	$18,927		$(67,871)

Key Statistics
Sales Volumes
Liquids (Bopd)		74,427	45,576		12,236		9,362	—	7,253		—
Natural Gas (Mcfpd)		604,161	408,275		55,289	[3]	7,170	103,115	30,312	[6]	—
Equity Investee Liquids (Bpd)		7,014	—		7,014	[4]	—	—	—		—
Equity Investee Methanol (Kgal)		39,692	—		39,692		—	—	—		—

Production Volumes
Liquids (Bopd)		78,691	45,576		16,250		9,319	—	7,546		—
Natural Gas (Mcfpd)		604,161	408,275		55,289		7,170	103,115	30,312		—
Equity Investee Liquids (Bpd)		8,203	—		8,203	[5]	—	—	—		—

Total Production Boepd	[8]	187,588	113,622		33,668		10,514	17,186	12,598		—

Average Realized Price

Liquids		$49.73	$46.42		$56.25		$60.85	$—	$45.24		$—
Natural Gas		6.46	8.24		0.36		6.02	2.73	1.00		—
Equity Investee Liquids		44.51	—		44.51		—	—	—		—
Equity Investee Methanol		1.22	—		1.22		—	—	—		—

[1]	Other international includes operations in Argentina, China, Ecuador and Suriname.

[2]	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

[3]	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting. Beginning in 2006, the price on an Mcf basis has been adjusted to reflect the Btu content.

[4]	Equity Investee LPG volumes include condensate and natural gas liquids of 1,835 Bpd and 5,179 Bpd, respectively. These volumes are included in West Africa production and LPG sales revenue.

[5]	Equity Investee LPG volumes include condensate and natural gas liquids of 1,918 Bpd and 6,285 Bpd, respectively.

[6]	Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

[7]	Hurricane related repair expense was de minimus for first quarter 2007.

[8]	Barrels of oil equivalent for natural gas is calculated at a 6 to 1 ratio.

Schedule 5
Noble Energy, Inc
Income Before Income Taxes
(Dollars in thousands, except realized prices)
(Unaudited)
Three Months Ended 3/31/06

			North		West		North		Other		Corporate
		Consolidated	America		Africa		Sea	Israel	Int'l	[1]	& Other	[2]

Revenues
Oil sales		$327,075	$141,320		$122,306		$28,179	$—	$35,270		$—
Gas sales		319,177	289,536		1,733	[3]	8,108	19,759	41		—
Equity investee liquids sales		—	—		32,956		—	—	—		(32,956)
Equity investee methanol sales		—	—		27,985		—	—	—		(27,985)
Gathering, marketing and processing		8,183	—		—		—	—	—		8,183
Electricity sales		17,912	—		—		—	—	17,912		—
Income from equity method investments		39,650	—		—		—	—	—		39,650

Total Revenues		711,997	430,856		184,980		36,287	19,759	53,223		(13,108)

Costs and expenses
Oil and gas operating costs		62,602	46,198		7,547		2,333	2,123	4,158		243
Workover and repair expense		19,591	19,522	[7]	—		—	—	69		—
Production and ad valorem taxes		25,453	22,077		—		—	—	3,233		143
Transportation		5,061	3,375		—		1,493	—	193		—
Oil and gas exploration		32,022	20,341		2,321		4,472	32	2,361		2,495
Gathering, marketing and processing		5,502	—		—		—	—	—		5,502
Equity investee liquids expense		—	—		5,853		—	—	—		(5,853)
Equity investee methanol expense		—	—		15,438		—	—	—		(15,438)
Electricity generation		10,626	—		—		—	—	10,626		—
DD&A		124,465	104,692		6,115		1,874	3,199	6,598		1,987
Impairment of operating assets		—	—		—		—	—	—		—
General and administrative		35,398	13,321		1		627	11	1,750		19,688
Accretion expense		3,318	2,836		26		291	106	59		—
Interest expense, net		33,168	—		—		—	—	—		33,168
Deferred compensation		9,176	—		—		—	—	—		9,176
(Gain) loss on derivative instruments		(5,159)	(5,159)		—		—	—	—		—
Loss on involuntary conversion		—	—		—		—	—	—		—
(Gain) loss on sale of assets		(98)	(74)		—		—	—	31		(55)
Other expense (income), net		1,519	2,369		(213)		(466)	(440)	1,149		(880)

Total Costs and Expenses		362,644	229,498		37,088		10,624	5,031	30,227		50,176

Operating Income (Loss)		$349,353	$201,358		$147,892		$25,663	$14,728	$22,996		$(63,284)

Key Statistics
Sales Volumes

Liquids (Bopd)		72,506	37,205		23,246		4,255	—	7,800		—
Natural Gas (Mcfpd)		634,937	462,547		54,613	[3]	8,485	82,556	26,736	[6]	—
Equity Investee Liquids (Bpd)		8,124	—		8,124	[4]	—	—	—		—
Equity Investee Methanol (Kgal)		34,109	—		34,109		—	—	—		—

Production Volumes
Liquids (Bopd)		66,780	37,205		18,007		4,178	—	7,390		—
Natural Gas (Mcfpd)		634,937	462,547		54,613		8,485	82,556	26,736		—
Equity Investee Liquids (Bpd)		6,951	—		6,951	[5]	—	—	—		—

Total Production Boepd	[8]	179,554	114,296		34,060		5,592	13,759	11,846		—

Average Realized Price

Liquids		$50.12	$42.20		$58.46		$73.59	$—	$50.24		$—
Natural Gas		5.83	6.96		0.35		10.62	2.66	1.09		—
Equity Investee Liquids		45.07	—		45.07		—	—	—		—
Equity Investee Methanol		0.82	—		0.82		—	—	—		—

[1]	Other international includes operations in Argentina, China, Ecuador and Suriname.

[2]	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

[3]	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

[4]	Equity Investee LPG volumes include condensate and natural gas liquids of 1,070 Bpd and 7,054 Bpd, respectively. These volumes are included in West Africa production and LPG sales revenue.

[5]	Equity Investee LPG volumes include condensate and natural gas liquids of 1,571 Bpd and 5,380 Bpd, respectively.

[6]	Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

[7]	Includes approximately $15 million of hurricane related repair expense.

[8]	Barrels of oil equivalent for natural gas is calculated at a 6 to 1 ratio.

Schedule 6
Noble Energy, Inc.
Pretax Cash Flow Hedges Earnings Impact
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006

(Decrease) increase of oil and gas sales:
Cash settlement crude oil contracts	$(28,103)	$(56,115)
Cash settlement natural gas contracts	(8,190)	(51,201)

Total cash settlements	(36,293)	(107,316)
Non-cash impact of loss associated with Gulf of Mexico shelf asset sale	51,029	—

Net increase (decrease) of oil and gas sales	14,736	(107,316)

(Loss) gain on derivative instruments:
Gain from ineffectiveness and other	1,005	5,159

Pretax earnings increase (decrease)	$15,741	$(102,157)

Impact of Loss Associated with Gulf of Mexico Shelf Asset Sale
(Dollars in thousands)
(Unaudited)

Loss associated with Gulf of Mexico shelf asset sale ( 2Q 2006 )	$(398,517)
Redesignated and mark to market contracts settled in 2006	30,651
Redesignated contracts settled in 1st Qtr 2007	51,029

Unsettled loss associated with Gulf of Mexico shelf asset sale	$(316,837)

Settlement schedule	Crude Oil	Natural Gas	Total

2Q 2007	—	39,589	39,589
3Q 2007	—	42,404	42,404
4Q 2007	—	49,402	49,402
1Q 2008	5,979	54,529	60,508
2Q 2008	5,835	32,191	38,026
3Q 2008	5,763	34,055	39,818
4Q 2008	5,633	41,457	47,090

Remaining settlements	$23,210	$293,627	$316,837

Schedule 7
Noble Energy, Inc.
Ecuador Power Operations
(Dollars in thousands, except realized prices)
(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006

Revenues
Power Sales	$21,019	$15,749
Capacity Charge	2,206	2,163

Total Revenues	23,225	17,912

Costs and expenses
Field Lease Operating	721	638
DD&A	2,858	3,011
General and administrative	880	711
Plant Fuel & Other Operating Costs	9,300	3,595
DD&A	617	1,141
General and administrative	1,717	1,530

Total Costs and Expenses	16,093	10,626

Operating Income	$7,132	$7,286

Natural Gas Production (Mcfpd)	30,273	26,321
Average Natural Gas Price	$3.76	$3.76

Power Production — Total MW	266,648	229,703
Average Power Price ($/Kwh)	$0.087	$0.078

Schedule 8
Income from Equity Method Investees
Methanol Operations
(Dollars in thousands, except realized prices)
(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006

Revenues
Methanol sales	$48,291	$27,985
Other	1,288	1,775

Total revenues	49,579	29,760

Costs and expenses
Cost of goods sold	14,850	10,455
DD&A	2,763	2,387
General and administrative	564	521

Total costs and expenses	18,177	13,363

Income Tax Provision	6,649	3,850

Income from Equity Method Investees	$24,753	$12,547

Methanol Sales (KGal)	39,692	34,109
Average Realized Price ($/Gal)	$1.22	$0.82
Alba Plant
(Dollars in thousands, except realized prices)
(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006

Revenues
LPG Plant Sales	$28,096	$32,956
Other	98	712

Total Revenues	28,194	33,668

Costs and expenses
LPG Plant Expenses	5,957	4,915
DD&A	1,698	1,650

Total Costs and Expenses	7,655	6,565

Income Tax Benefit	(271)	—

Income from Equity Method Investees	$20,810	$27,103

LPG Plant Sales (Bpd)	7,014	8,124
Average Realized Price ($/Bbl)	$44.51	$45.07